EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS 21% INCREASE
IN FIRST QUARTER DILUTED EARNINGS PER SHARE
COMPANY REITERATES EARNINGS GUIDANCE FOR FY2008
DURANGO, Colorado (July 10, 2007) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq/GM RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported record revenues and earnings for the first quarter of FY2008.
For the three months ended May 31, 2007, revenues increased 8 percent to approximately $7.3 million, compared with revenues of approximately $6.8 million for the three months ended May 31, 2006. Same-store sales at franchised retail outlets increased 1 percent during the most recent quarter, while same-store pounds of confectionery products purchased from the Company’s factory by franchisees declined 9% when compared with the same period in FY2007.
Total retail sales for the Company’s network of stores increased 6 percent to approximately $26.0 million in the quarter ended May 31, 2007, compared with total retail sales of approximately $24.4 million in the corresponding period of the previous year.
Net earnings for the three months ended May 31, 2007 increased 11 percent to $1,032,000, compared with $931,000 in the three months ended May 31, 2006. Basic earnings per share increased 13 percent to $0.17, versus $0.15 in the first quarter of FY2007, while fully diluted earnings per share increased 21 percent to $0.17, compared with $0.14 in the first quarter of FY2007.
“We are pleased to report another quarter of record earnings, particularly in light of the fact that net income in the first quarter of last year was 24% higher than in the prior-year period,” noted Bryan Merryman, Chief Operating Officer and Chief Financial Officer of the Company. “Franchisees opened four (4) new stores during the most recent quarter, and approximately 8-10 new stores are currently scheduled to come on line during the second quarter. For the fiscal year ending February 28, 2008, store openings appear to be on schedule to reach our target of 35-40 units, and we remain comfortable with our guidance that full-year earnings should rise 15 to 20 percent from the record levels reported in Fiscal 2007.”
During the first quarter of FY2008, franchisees opened new stores in Atlanta Hartsfield International Airport, Georgia; Dallas Fort Worth International Airport, Texas; Wilkes Barre, Pennsylvania and Sydney, Nova Scotia.
On May 10, 2007, Rocky Mountain Chocolate Factory, Inc. announced that its Board of Directors had approved the repurchase of up to an additional $5.0 million of the Company’s common stock in the open market, or in private transactions, whenever deemed appropriate by management. In May 2007, the Company repurchased 6,500 shares of common stock under this authorization.
On June 15, 2007, the Company paid its 16th consecutive quarterly cash dividend, in the amount of $0.10 per share, to shareholders of record June 1, 2007.

The Company will host a conference call Tuesday, July 10, 2007 at 4:15 p.m. EDT to discuss first quarter results in greater detail and the outlook for Fiscal 2008. The dial-in number for the conference call is 888-243-1152 (international/local participants dial 973-582-2868) and the access code is 8982916. Parties interested in participating in the conference call should dial in approximately five minutes prior to 4:15 PM EDT. The call will also be broadcast live on the Internet at http://www.videonewswire.com/event.asp?id=40723. A replay of the call will be available through July 10, 2007 by dialing 877-519-4471 or for international callers by dialing 973-341-3080 the replay Access Code is 8982916. The call will also be archived through October 8, 2007 at http://www.videonewswire.com/event.asp?id=40723.
Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of July 10, 2007, the Company and its franchisees currently operate 319 stores in 38 states, Canada and the United Arab Emirates. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF”.
Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554
STORE INFORMATION

	New stores opened during the first
	three months ended	Stores open as of
	May 31, 2007	May 31, 2007
United States:
Franchised Stores	3	275
Company-owned Stores	0	5
International Licensed Stores	1	39

Total	4	319

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended May 31,		Three Months Ended May 31,
	2007	2006	2007	2006
Revenues
Factory sales	$5,509	$4,705	75.7%	69.5%
Royalty and marketing fees	1,295	1,292	17.8%	19.1%
Franchise fees	71	127	1.0%	1.9%
Retail sales	404	644	5.5%	9.5%
Total revenues	7,279	6,768	100.0%	100.0%

Costs and Expenses
Cost of sales	3,789	3,336	52.1%	49.3%
Franchise costs	423	332	5.8%	4.9%
Sales and marketing	359	351	4.9%	5.2%
General and administrative	644	633	8.9%	9.4%
Retail operating	247	409	3.4%	6.0%
Depreciation and amortization	192	236	2.6%	3.5%

Total costs and expenses	5,654	5,297	77.7%	78.3%

Income from Operations	1,625	1,471	22.3%	21.7%

Other Income (Expense)
Interest expense	—	—	—	—
Interest income	34	25	0.5%	0.4%
Other, net	34	25	0.5%	0.4%

Income Before Income Taxes	1,659	1,496	22.8%	22.1%

Provision for Income Taxes	627	565	8.6%	8.3%

Net Income	1,032	931	14.2%	13.8%

Basic Earnings per Common Share	$0.17	$0.15
Diluted Earnings per Common Share	$0.17	$0.14

Weighted Average Common Shares Outstanding	6,077	6,228
Dilutive Effect of Stock Options	150	255
Weighted Average Common Shares Outstanding, Assuming Dilution	6,227	6,483
SELECTED BALANCE SHEET DATA
(in thousands)

	May 31, 2007	February 28, 2007
		(audited)
Current Assets	$10,941	$10,759
Total assets	$18,567	$18,456
Current Liabilities	$3,718	$3,256
Stockholders’ Equity	$14,163	$14,515